Allen Overy Shearman Sterling US LLP

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EXHIBIT 8.1

August 4, 2026

Odyssey Marine Exploration, Inc.

205 S. Hoover Boulevard

Suite 210

Tampa, Florida 33609

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Odyssey Marine Exploration, Inc., a Delaware corporation (“Odyssey”), in connection with the preparation and filing of the Registration Statement on Form S-4 (including the proxy statement/prospectus included therein) initially filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2026, as amended (the “Registration Statement”), relating to the Agreement and Plan of Merger, dated April 8, 2026, as amended (the “Merger Agreement”), by and among Odyssey, Oceanus Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Odyssey (“Merger Sub”), and Ocean Minerals Corporation, a Delaware corporation (“AOM”). Any defined term used and not defined herein has the meaning given to it in the prospectus (the “Prospectus”) included in the Registration Statement.

Based upon the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:

Subject to the limitations and conditions set forth therein, the discussion contained in the Prospectus under the caption “Certain United States Federal Income Tax Considerations of the Merger” insofar as such description purports to summarize the U.S. federal income tax matters referred to therein is our opinion as to the material U.S. federal income tax considerations for U.S. Holders of AOM Common Stock (each such term is defined therein).

This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

This opinion is issued solely for the purposes of the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus under “Certain United States Federal Income Tax Considerations.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder. This opinion is strictly limited to the matters stated in it.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP